Exhibit 99.1

Media contact: Scott Earle 206-233-2070
scott.earle@tgcoffee.com

TC GLOBAL, INC RELEASES SECOND QUARTER 2010 FINANCIAL RESULTS

12 NEW STORES OPEN; TWO NEW BOARD MEMBERS ELECTED

Seattle, Wash. – November 11, 2009 – TC Global, Inc., dba Tully’s Coffee (Tully’s), a leading specialty coffee retailer, today reported a 44.6% improvement in net loss from continuing operations for the thirteen-week period ending September 27, 2009 (“Second Quarter 2010”).

During Second Quarter 2010, Tully’s reported a loss from continuing operations of $1,234,000 as compared to a net loss from continuing operations of $2,224,000 for the comparable period ended September 28, 2008 (“Second Quarter 2009”).

“Our team has been working extremely hard to refine our retail operations, while at the same time driving new sales into our stores. We’re encouraged with the progress we’ve made with our second quarter results and expect to keep moving in a positive direction,” said Chief Executive Officer Carl W. Pennington.

During Second Quarter 2010, Tully’s opened 12 new retail outlets. As of September 27, 2009, there were 178 U.S. Tully’s stores (78 company-operated and 100 franchise and licensed) as compared to 158 U.S. stores a year earlier.

Additionally, on November 9, 2009, the board of directors unanimously elected Mr. Ron Neubauer and Ms. Jan Hendrickson to its board of directors.

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Additional information about Tully’s Second Quarter 2010 results is contained in its Quarterly Report on Form 10-Q that was filed with the U.S. Securities and Exchange Commission today.

About Tully’s Coffee Corporation

TC Global, Inc., dba Tully’s Coffee, is a leading specialty coffee retailer and wholesaler. Through company owned, licensed and franchised specialty retail stores in Washington, Oregon, California, Arizona, Idaho, Montana, Colorado, Wyoming and Utah, throughout Asia with Tully’s Coffee International, and with its global alliance partner Tully’s Coffee Japan, Tully’s premium coffees are available at 545 branded retail locations globally. TC Global also has the rights to distribute Tully’s coffee through all wholesale channels internationally, outside of North America, the Caribbean and Japan. TC Global’s corporate headquarters is located at 3100 Airport Way S. in Seattle, WA. For more information: (800) MY-TULLY or www.tullyscoffeeshops.com.

Statements made in this release concerning the Company’s or management’s intentions, expectations, or predictions about future results or events are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are necessarily subject to risks and uncertainties that could cause actual results to vary from stated expectations and such variations could be material and adverse. Factors that could result in such variations include, but are not limited to, the inherent unreliability of earnings and revenue growth predictions due to numerous factors, including many beyond the Company’s control; potential difficulties, delays and unanticipated expenses inherent in the development and marketing of new products and services; competitive factors; and the numerous risks and potential additional costs, disruptions and delays associated with the establishment of new business initiatives. Additional information concerning these and other factors that could cause actual results to differ materially from the Company’s current expectations is contained in Tully’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 27, 2009 and Tully’s Annual Report on Form 10-K for the fiscal year ended March 29, 2009.

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